EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Reports May Sales Of $199.2 Million; Same Store Sales Increase 5%

Reiterates Second Quarter EPS Guidance

Warrendale, PA - June 6, 2007 - American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the four weeks ended June 2, 2007 were $199.2 million, an increase of 18% compared to $168.8 million for the four week period ended May 27, 2006. Due to the 53rd week in fiscal 2006, May 2007 comps are compared to the four week period ended June 3, 2006. On this basis, comparable store sales increased 5%, compared to a 12% increase for the same period last year.

In May, the company saw a meaningful improvement in comparable store sales compared to April, and experienced a positive customer reaction to key categories within its summer assortments.

Total sales for the year-to-date 17 week period ended June 2, 2007 increased 17% to $811.6 million, compared to $691.2 million for the 17 week period ended May 27, 2006. Comparable store sales increased 6% for the year-to-date period compared to the same 17 week period last year.

The company is reiterating its second quarter earnings guidance of $0.34 to $0.36 per share compared to earnings of $0.31 per share last year.

To access the company's recorded monthly sales commentary, please call 800-642-1687, conference code 3282124#.

About American Eagle Outfitters

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading retailer that operates under the American Eagle Outfitters and MARTIN + OSA brands.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 840 stores in 50 states, the District of Columbia and Puerto Rico, and 74 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The American Eagle brand also includes a new collection of dormwear and intimates, "aerie by American Eagle." aerie is available in American Eagle stores across the country and at aerie.com. It includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, aerie offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

The company introduced MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men. MARTIN + OSA carries apparel, accessories and footwear, using denim and sport inspiration to design fun and sport back into sportswear. MARTIN + OSA currently operates nine stores. For additional information and updates, visit martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's second quarter earnings expectations may not be achieved and those other risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 724-776-4857

OR

Financial Media Contact
Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660